Exhibit 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in the registration statements on Form S-3 to be filed on or about November 19, 2003 of GP Strategies Corporation and subsidiaries of our report dated April 9, 2003, relating to the consolidated balance sheets of GP Strategies Corporation and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 2002, and the related schedules, which report appears in the December 31, 2002 annual report on Form 10-K of GP Strategies Corporation and subsidiaries and to the reference to our firm under the heading "Experts" in the registration statement.



                                                                /s/ KPMG LLP

New York, New York
November 19, 2003